Exhibit 10.1

Separation from Service Agreement

To:     Steven Dykman

From: Gentex Corporation

Date:  May 17, 2013

1.	Timing:

I, Steven Dykman, understand that my employment with Gentex Corporation will end effective December 31, 2014 (“Separation Date”). I will be on paid administrative leave starting May 17, 2013 and lasting through December 31, 2014 (“Administrative Leave”). My role as CFO and Officer of Gentex will end on May 17, 2013. From May 17, 2013 through May 17, 2014 I will receive full salary and benefits. From May 18, 2014 through December 31, 2014 I will receive a monthly consulting fee as a part-time employee of $2,500 per month. While on Administrative Leave my title will be Financial Consultant, and I agree to be reasonably available to be contacted for Information regarding company needs on an as-needed basis and as further outlined below.

2.	Pay and Benefits End Date:

On December 31, 2014, I will be officially terminated from the payroll system. I agree that Gentex Corporation has fulfilled its obligation to me in terms of all past payment of wages, and any other earned benefit that is due to me (vacation pay earned, etc.). I agree that I will forfeit my currently accrued vacation time, and while on Administrative Leave I will not accrue additional vacation time. Additionally, I understand that my medical coverage will continue through May 17, 2014 on the same basis as an active employee of Gentex, as Gentex’s plans and practices may be amended from time to time.

3.	Stock Options:

All vested stock options must be exercised on or before the Close of business on December 31,2014, or they will be forfeited. I understand that I must adhere to Gentex blackout periods and abide by Gentex’s policies on refraining from trading on insider information. I understand that my December 27, 2012 restricted stock grants will be forfeited upon the signing this agreement. I understand that I will receive a cash incentive bonus of $76,120 for the equivalent prorated share of my 7,500 shares restricted stock grant (Issued on December 27, 2012 and pro-rated through December 31, 2014) equaling 3,017 shares. The prorated share value of $76,120 was calculated based on $25.23 per share times 3,017 shares. This amount will be paid on or around January 8, 2015, subject to the fulfillment of my obligations under this agreement. This $76,120 payment and future restricted stock and stock option exercises between now and December 31, 2014 are subject to the fulfillment of my obligations under this agreement and the 4 year claw back provision the same as my previous 4 years of stock option and restricted stock compensation-totaling $548,744.50. I further agree that the monies I have received under this Section are conditioned on me, within 21 days after my Separation Date, signing, delivering to Gentex, and not revoking a Supplemental Release and Waiver of Claims, essentially identical to the release and waiver set forth in Section 8 below.

4.	Employment Agreement:

(a) I agree to abide by the confidentiality and non-compete provisions in the attached Employment Agreement, signed by me, on November 2, 1993, as well as the daw-back provisions in Gentex’s Grant Agreements (for restricted non-qualified stock options) that governed my stock options during my employment and will govern my stock options during my Administrative Leave (collectively “Prior Agreements”). In addition, during the period of my Administrative Leave, I agree to remain available at reasonable times for reasonable and customary. consultation with Gentex with respect to transitional matters, including but not limited to resigning from my role in EC Aviation as well as the boards of any Gentex subsidiaries and other Gentex-related roles, and to provide reasonable assistance in matters with which I was involved prior to May 17, 2013. Gentex agrees to provide me access to Gentex files as necessary to provide such consultation.

(b) I agree that I will protect Confidential Information, as defined herein, and that i will never, directly or Indirectly, use or disclose it unless specifically authorized by Gentex, except as required by law, governmental regulations, or pursuant to an order of a court or governmental agency, and provided that nothing set forth in this Agreement shall be construed to restrict either party’s cooperation with any governmental investigation. For the purposes of this Agreement, “Confidential Information” means any and all information of or about or related to Gentex, its Affiliates (as defined below), and any of their respective officers, directors, shareholders or employees that was acquired by me as a result of my employment with Gentex and is not generally available to the public. Confidential information also includes all information received by Gentex or any of its Affiliates from customers or other third parties with any understanding, express or implied, that the information would not be disclosed.

(c) I agree that I will never disparage or criticize in any fashion, directly, indirectly, or by implication, Gentex, its Affiliates (as defined herein), their business, their operations or management, their products, or services or practices, or any of their respective officers, directors, shareholders or past and present employees (each, a “Gentex Party” and collectively, the “Gentex Parties”), and that I will not otherwise do or say anything that could disrupt the good morale of any of the Gentex Parties or harm the interests or reputation of any of the Gentex Parties, Gentex or any of its Affiliates. For the purposes of this Agreement, “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with Gentex, whether control may be by management authority, equity interest or otherwise. Gentex likewise agrees that it will not disparage me.

(d) In consideration of the payments during the period of my Administrative Leave, for a period of one (1) year following the end of the term of the Administrative Leave (the “Restrictive Period”), except pursuant to prior permission from Gentex, I may not engage in competition with Gentex on my own behalf or work (as an employee, partner, agent, officer, director, advisor, or consultant, or otherwise, and regardless of whether compensation is received) for, engage in or acquire or invest in any business anywhere in the world having assets in (or actively considering engagement in) businesses that are in competition with Gentex (“Restricted Businesses”).

(e) During the Restrictive Period, I also may not in any manner solicit, recruit or hire any Gentex employees, contractors, or customers of Gentex to cease to be employed by or otherwise do business with Gentex or to reduce the same, or to be employed by or otherwise do business with any Restricted Business.

(f) If any court determines that any of the provisions of subsections (d) and (e) above are invalid or unenforceable, the remainder of such provisions shall not be affected thereby and shall be given full effect without regard to the invalid provisions. If any court construes any of the provisions of subsections (d) and (e) to be unreasonable because of the duration of such provision or the geographic or other scope thereof, such court shall have the power to reduce the duration or restrict the geographic or other scope of such provisions and enforce such provision as so reduced or restricted.

5.	Indemnification.

During and subsequent to the Administrative Leave, Gentex shall Indemnify me to the extent permitted by my Indemnity Agreement and by applicable law, against all costs, charges and expenses, including, without limitation, reasonable attorney’s fees, incurred or sustained by me in connection with any action, suit or proceeding (including Internal investigations by Gentex) to which I am made a party by reason of having been an officer or employee of Gentex. In such action, suit or proceeding, I shall be represented by counsel selected by me and approved by Gentex, such approval not to be unreasonably withheld.

6.	Return of Company Documents and Other Property.

Effective as of the date of signing this Agreement, I represent and warrant that I have returned to Gentex any and all copies or derivations of documents, materials and Information (whether in hardcopy, on electronic media or otherwise) related to the business of Gentex and its Affiliates, Including without limitation copies or derivations of electronic mail correspondence (whether present or otherwise), and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and all other property of Gentex or any of its Affiliates in my possession or control. Gentex agrees that I may retain a copy of the documents currently in my possession so long as a true and accurate copy is returned to Gentex. Further, I agree that I will destroy or return to Gentex, on or before the Separation Date any materials that Gentex provides to me following the signing of this Agreement as a part of my role as Financial Consultant, and that I will not retain, any copy or derivation of any documents, materials or information (whether in-hardcopy; on electronic media or otherwise) of Gentex or any of its Affiliates, Including without limitation copies or derivations of electronic mail correspondence. Further, I agree that I will not, following the signing of this Agreement, for any purpose, attempt to access or use any computer or computer network or system of Gentex or any of its Affiliates, including without limitation the electronic mail system. Further, I acknowledge that I have disclosed to Gentex all passwords necessary or desirable to enable Gentex to access all information which I have password-protected on any computer equipment, network or system of Gentex or any of its Affiliates. I have the option to request the retrieval of personal date on company owned hard drives.

7.	Compliance Confirmation and Indemnification.

I represent and warrant that to the best of my knowledge I have performed my duties as Chief Financial Officer of Gentex in accordance with Gentex’s Code of Ethics for Certain Senior Officers and applicable law. I further represent and warrant that I have no knowledge of any regulatory violations, other potentially illegal activity or other wrongdoing by any Gentex Party (as such term is defined in Section 4(c)), which I have not already disclosed to Gentex’s counsel.

8.	Release and Waiver of Claims.

(a) In consideration of the payments during the period of my Administrative Leave, to which I would not otherwise be entitled, on my own behalf and that of my heirs, executors, administrators, beneficiaries, personal representatives and assigns, I agree that this Agreement shall be in complete and final settlement of any and all causes of action, rights, claims, charges, complaints and grievances (collectively, “Claims”), whether known or unknown, that I have had in the past, now have, or might now have, in any way related to, connected with or arising out of my employment or its termination or pursuant to Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the fair employment practices, wage payment and wage and hour statutes of the State of Michigan and any other state or states in which I have provided services to Gentex and/or any other federal, state or local law, regulation or other requirement, each as amended from time to time, including without limitation my right to recover, directly or Indirectly, all or part of any penalty imposed on Gentex or any of its Affiliates as a result of any action brought by or on behalf of any federal, state or local government or by me or on my behalf against Gentex or any of its Affiliates, and I hereby waive any and all such Claims and release and forever discharge Gentex, its Affiliates and all of their respective past, present and future officers, directors, shareholders, employees, employee benefit plans, administrators, trustees, agents, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all such Claims.

(b) This Agreement, Including the release and waiver of claims set forth in this Section 8, creates legally binding obligations, and I understand that Gentex and its Affiliates have advised me to consult an attorney before signing this Agreement. In signing this Agreement, I give Gentex and its Affiliates assurance that I have signed it voluntarily and with a full understanding of its terms; that I have had sufficient opportunity of at least twenty-one (21) days, before signing this Agreement, to consider its terms and to consult with an attorney, If I wished to do so, or to consult with any other of those persons to whom reference is made in Section 3(c) above; and that, in signing this Agreement, I have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

9.	Medical Coverage / Cobra;

I understand that Gentex Corporation will fulfill its obligation to me by providing me with the opportunity to subscribe to Gentex’s Group Medical Plan costing me 102% of the monthly premium, payable in advance. This option will occur on May 18, 2014.

10.	Expense Reports:

I will complete an expense report for all outstanding receipts within the next 30 days.

11.	Acknowledgement:

I acknowledge I have been advised to consult with an attorney prior to signing this Release; I have been offered twenty-one (21) days within which to consider the release, but may sign at any time prior to the 21 days; I understand that the ADEA Release will not apply to claims arising after the date this Release is signed; and I have seven (7) days after signing this Release to revoke the ADEA Waiver, and this Agreement shall not become effective and enforceable until that 7 day revocation period has expired, and only if you do not timely revoke it by providing written notice to Mr. Kurt Wassink, at Gentex Corporation’s Zeeland, Michigan headquarters.

12.	Future Visits to Gentex:

I understand that all future visits to Gentex are subject to the Gentex Corporation Visitor Policy.

13.	Miscellaneous.

(a) This Agreement constitutes the entire agreement between me and Gentex and supersedes all prior and contemporaneous communications, agreements and understandings with Gentex, whether written or oral, with respect to my employment, Its termination and all related matters, excluding the confidentiality and non-competition provisions of my Employment Agreement as well as the claw-back provisions in Gentex’s Grant Agreements (for restricted non-qualified stock options), which shall remain in full force and effect in accordance with their terms.

(b) This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by me and Fred Bauer of Gentex or his expressly authorized designee. The captions and headings in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.

(c) The obligation of Gentex to make payments to me or on my behalf under this Agreement, and my right to retain the same, is expressly conditioned upon my continued full performance of my obligations under this Agreement and any Prior Agreements.

(d) This is a Michigan contract and shall be governed and construed in accordance with the laws of the State of Michigan, without regard to the conflict of laws principles thereof. I agree to submit to the jurisdiction of the courts of the State of Michigan in connection with any dispute arising out of this Agreement.

14.	Signature:

I understand the following in regards to signing this agreement.

a.	If I sign this document at the time it is provided to me, I need to do nothing further; my pay and benefits will continue through the length of the defined Administrative Leave.

b.	If the signed agreement is returned to Gentex Zeeland Headquarters postmarked no later than one week from the date it was issued to me (see the top of this document), my pay and benefits will continue through the length of the period of the Administrative Leave.

c.	If the signed agreement is returned to Gentex Zeeland Headquarters postmarked later than one week from the date it was issued to me, my severance pay and benefits will stop until the signed agreement is received if within 21 days of the date it was issued. Full severance benefits will be paid but delayed, If I sign and postmark within the 21 days.

d.	If the agreement is not returned within a 21 day period of the date it was issued, the separation agreement and payments are no longer available to me.

Signed:	/s/ Steven Dykman	Date:	7/2/13
Steven Dykman Financial Consultant

Signed:	/s/ Fred Bauer	Date:	7-1-13
Fred Bauer Chairman and CEO

Signed:	/s/ Bruce Los	Date:	7-1-13
Bruce Los Senior Vice President